POTOMAC INSURANCE TRUST
                                 CLASS A SHARES
                                DISTRIBUTION PLAN


      WHEREAS, the Potomac Insurance Trust (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS,  the  Trust,  on  behalf  of its  one or more  designated  series presently existing or hereafter established (hereinafter referred to as "Portfolios"), desires to adopt a Distribution Plan pursuant to Rule l2b-1 under the 1940 Act and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Trust and the shareholders; and

      WHEREAS, the Trust intends to employ a registered broker-dealer as Distributor of the securities of which it is the issuer;

      NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (the "Plan") in accordance with Rule l2b-1 under the 1940 Act on the following terms and conditions:

      1. PAYMENT OF FEES. The Trust will not make separate payments as a result of the Plan to the Distributor or any other party. The Trust's investment adviser or any other service provider may from time to time make payments to third parties out of its advisory fee, not to exceed the amount of that fee, including payments for fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of shares issued by a Portfolio within the context of Rule 12b-1 under the 1940 Act, such payments shall be authorized by this Plan. Nothing in the Plan shall require the investment adviser, Distributor or any third party to perform any specific type of level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Trust shares.

      2. BOARD APPROVAL. This Plan shall not take effect with respect to any Portfolio until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) those members of the Board who are not "interested persons" of the Trust, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

      3. RENEWAL OF PLAN. This Plan shall continue in full force and effect with respect to a Portfolio for successive periods of one year from its approval as set forth in Paragraphs 2 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 2.

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      4. REPORTS. Any Distribution  Agreement entered into pursuant to this Plan shall provide that the Distributor shall provide to the Board of Trustees and the Board shall review, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

      5. TERMINATION. This Plan may be terminated with respect to a Portfolio at any time by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of such Portfolio, voting separately from any other Portfolio of the Trust.

      6. AMENDMENTS. Any change to the Plan that would materially increase the distribution costs to a Portfolio may not be instituted unless such amendment is approved in the manner provided for board approval in Paragraph 2 hereof and approved by a vote of at least a majority of such Portfolio's outstanding voting securities, as defined in the 1940 Act, voting separately from any other
Portfolio of the Trust. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 2 hereof.

      7. NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees then in office.

      8. RECORDS. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 4 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.




Date:  February 24, 2000